Exhibit 107.1

Calculation of Filing Fee Tables

Form S-1

(Form Type)

BIOLASE, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Maximum Aggregate Offering Price(1)(2)	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $0.001 per share	457(o)	$11,500,000	0.00011020	1,267.30

Equity	Pre-Funded Warrants to purchase Common Stock(3)	—	—	—	—

Equity	Common Stock issuable upon exercise of the Pre-Funded Warrants	457(o)	$11,500,000	0.00011020	1,267.30

Total Offering Amounts			$23,000,000		2,534.60

Total Fee Offsets					2,534.60

Net Fee Due					—

(1)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(2)	Includes the aggregate offering price of any additional common stock that the underwriters have the option to purchase, if any.
(3)

The proposed maximum aggregate offering price of the shares of Common Stock proposed to be sold in the offering will be reduced on a dollar-for-dollar basis based on the aggregate offering price of the Pre-Funded Warrants offered and sold in the offering (plus the aggregate exercise price of the common stock issuable upon exercise of the Pre-Funded Warrants)